Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44826, 333-58020, 333-118614, 333-135396 , 333-161132 and 333-174355) and the Registration Statement on Form S-3 (No. 333-176121) and in the related Prospectuses, of our report dated March 15, 2013, with respect to the financial statements of Telik, Inc. as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Redwood City, California

March 7, 2014